AMENDMENT TO
                         INVESTMENT MANAGEMENT AGREEMENT

         This Amendment dated as of June 1, 2004, is to the Investment Management Agreement made as of the 1st day of June, 2004 (the "Agreement") by and between Templeton Investment Counsel, LLC, a U.S. registered investment adviser and a Delaware limited liability company (the "Manager"), and Templeton Global Smaller Companies Fund (the "Fund").

                                   WITNESSETH:

     WHEREAS, both the Manager and the Fund wish to amend Paragraph 4 of the Agreement; and

     WHEREAS, the Board of Trustees of the Fund, including a majority of the Independent Trustees of the Fund present in person, approved the following amendment at a meeting called for such purpose on May 13, 2004.

     NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

     The Fund agrees to pay to the Manager a monthly fee in dollars, at the annual rate of the Fund's daily net assets, as listed below, payable at the end of each calendar month:

          0.75%, up to and including $1 billion
          0.73% over $1 billion, up to and including $5 billion 0.71% over $5 billion, up to and including $10 billion 0.69% over $10 billion, up to and including $15 billion 0.67% over $15 billion, up to and including $20 billion 0.65% over $20 billion

     IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.



                                      TEMPLETON INVESTMENT COUNSEL, LLC


                                      By:/s/Gregory E. McGowan
                                         -------------------------------------
                                         Gregory E. McGowan
                                         Executive Vice President


                                      TEMPLETON GLOBAL SMALLER COMPANIES FUND



                                      By:/s/Murray L. Simpson
                                         --------------------------------------
                                         Murray L. Simpson
                                         Vice President and Assistant Secretary